     Exhibit 5.1
August 10, 2011
Harmonic Inc.
4300 North First Street
San Jose, California 95134
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by Harmonic Inc. (“you” or the “Company”) with the Securities and Exchange Commission on or about the date hereof , in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company’s common stock, par value $0.001 per share (“Shares”), under the Company’s 2002 Employee Stock Purchase Plan, as amended and restated effective as of July 1, 2011 (the “Plan”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.
It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation